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                                                         For Immediate Release





INVESTOR RELATIONS CONTACT:                                COMPANY CONTACT:
Neil Berkman or Melanie Beeler                              Owen Farren
Neil Berkman Associates                                     President & CEO
(310) 277-5162                                              (856) 727-1500
info@BerkmanAssociates.com                                   www.slpdq.com




                 SL INDUSTRIES ANNOUNCES COST-REDUCTION EFFORTS

        MT. LAUREL, NEW JERSEY, April 6, 2001 . . . SL INDUSTRIES, INC. (NYSE AND PHLX:SL) today announced additional efforts to reduce costs in line with lower revenue expectations. The Company will cut its workforce within its Condor D.C. Power Supplies subsidiary by approximately 400 positions, representing 27.5% of Condor's workforce, during its second quarter. SL Industries expects to record a charge of approximately $1,300,000 against second quarter earnings, reflected as a special item, in accordance with generally accepted accounting practices. As a result, it is likely that the Company will report a loss for the second quarter.
        Owen Farren, President and Chief Executive Officer, said, "Since our last press release in mid-March, we have seen further deterioration in telecommunications bookings. Outlooks from customers indicate that business in this sector will remain weak until at least the second half of the year. As a result, SL is making tough but deliberate business decisions in order to remain competitive in the slowing economy. Unfortunately, reductions have been necessary for us to improve financial performance. We will continue to evaluate the Company's cost structure as we monitor market and economic developments."

FORWARD-LOOKING STATEMENTS
        This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

ABOUT SL INDUSTRIES
        SL Industries, Inc. designs, manufactures and markets power and data quality (PDQ) equipment and systems for industrial, medical, aerospace, telecommunications and consumer applications. For more information about SL Industries, Inc. and its products, please visit the Company's web site at www.slpdq.com.

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